EXHIBIT 11



                               COFFEE PEOPLE, INC.
                       CALCULATIONS OF EARNINGS PER SHARE


                              Twelve Months Ended December 31,
                              --------------------------------------------------
                              1996                       1995
                              ------------------------   -----------------------
                              Primary       Fully Dil.   Primary      Fully Dil.
                              -------       ----------   -------      ----------

Fully Diluted
Weighted average shares
 outstanding for the
 period                      2,316,537       2,316,537   1,403,601     1,403,601

Dilutive common stock
 options using the
 treasury stock method          48,165          46,105      97,374       102,718


Total shares used for per
 share calculations          2,349,702       2,347,641   1,500,975     1,506,320

 Net income                   $204,000       $204,0000    $211,000      $211,000

 Earnings per share               $.09            $.09        $.14          $.14